As filed with the Securities and Exchange Commission on December 22, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XCORPOREAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31608	98-0349685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11400 W. Olympic Blvd., Suite 200
Los Angeles, California 90064
(310) 738-5138
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John C. Kirkland, Esq.
Greenberg Traurig LLP
The Water Garden
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
(310) 586-7786
(Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Amount of
Securities to be Registered(1)	Amount to be Registered(1)	Aggregate Offering Price(2)	Registration Fee
Common stock, $0.0001 par value per share	4,200,050	$29,400,350	$3,146

(1)	This registration statement relates to the resale by the selling stockholders named herein of shares of common stock. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based on the $7.00 purchase price of the shares.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

Subject To Completion, Dated December 22, 2006
PROSPECTUS
4,200,050 Shares
Xcorporeal, Inc.
Common Stock

This prospectus relates to the offer for resale, from time to time, by the selling stockholders named in this prospectus of up to an aggregate of 4,200,050 shares of our common stock, par value $0.0001 per share.
The shares were issued to the selling stockholders at $7.00 per share in private placement transactions on November 20 and December 13, 2006. The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.
Investing on our common stock involves risks. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

 i

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, especially “Risk Factors” and our financial statements and related notes.
Plan of Operation
Overview
     On August 31, 2006, we changed our name to Xcorporeal, Inc. and thereafter acquired the rights to our Congestive Heart Failure (CHF) treatment products, Wearable Artificial Kidney, and other medical devices. As a result, we have become a development stage company focused on researching, developing and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.
License Agreement
     On September 1, 2006, we entered into the License Agreement pursuant to which we obtained exclusive rights to our technology relating to the treatment of kidney failure and congestive heart failure, with no geographic restrictions, that will last for a period of ninety-nine years or until the expiration of its proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, we agreed to pay a minimum annual royalty of $250,000, or up to 8.5% of gross sales less research, development and indirect costs attributable to the technology, if higher.
Our Business
     For the coming year we plan to test and develop the technology pursuant to our exclusive license to our Wearable Artificial Kidney and other medical devices acquired pursuant to the License Agreement. We plan to utilize this technology to build an extra-corporeal platform technology that can potentially perform functions of various human organs. The four products that we plan to market are:
1.	Hospital congestive heart failure device

2.	Hospital renal replacement device

3.	Wearable congestive heart failure device

4.	Wearable artificial kidney
     Our management believes that both of the hospital adaptations of the platform technology could qualify for the CE Marking in Europe, the European equivalent of the US FDA approval, within two years. Since the time frame and related costs to enter the European market are substantially less than the US, we plan on entering this market to generate cash flow and create credibility before entering the US market.
     In the US market, we believe that the CHF hospital device may qualify for 510K approval by the FDA. We plan to lead with this device in the US which potentially could be available to market in two years. The hospital renal failure device would likely be available in three years since it will most likely require more trials. The wearable versions will need more time to design and due to their breakthrough nature, they will also require a lengthier FDA approval timeline. We estimate that the wearable devices will be available to market in five years.
Our Offices
     Our principal executive offices are located at 11400 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, where we lease temporary space that is adequate to meet our current needs. Our telephone number is (310) 738-5138.

The Offering

Common stock offered by selling stockholders	4,200,050 shares

Common stock issued and outstanding as of December 22, 2006	14,200,050 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.
     The selling stockholders may sell the shares of our common stock subject to this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently in making decisions with respect to the timing, manner and size of each sale. Furthermore, the selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise.
Private Placement of Common Stock
     On November 20 and December 13, 2006, we agreed to issue shares of our common stock at a price of $7.00 per share in private placements to approximately one hundred institutional and accredited investors for gross proceeds of approximately $29.4 million. The private placement was exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933, as amended, as a transaction not involving a public offering. We entered into registration rights agreements with each of the purchasers, obligating us to file a registration statement covering the purchased shares.
     Prior to making a decision about investing in our common stock, you should carefully consider the specific risks contained in the section titled “Risk Factors” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing in the registration statement of which this prospectus is a part.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business
Our limited operating history may make it difficult to evaluate our business to date and our future viability.
     We are in the early stage of operations and development, and have only a limited operating history on which to base an evaluation of our business and prospects, having just commenced operations in August 2006 in accordance with our new business plan and entry into the medical devices industry. In addition, our operations and developments are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future. We have generated no revenues to date, and there can be no assurance that we will be able to successfully develop our products and penetrate our target markets.
We expect to continue to incur operating losses, and if we are not able to become profitable or raise additional funds we may have to reduce or stop operations.
     We have not generated revenues or become profitable, may never do so, and may not generate sufficient working capital to cover the cost of operations. Until we begin generating revenue, we will seek funding through the sale of equity, or securities convertible into equity, further dilution to our then existing stockholders will result. If we raise additional capital through the incurrence of debt, our business may be affected by the amount of leverage we incur, and our borrowings may subject us to restrictive covenants. Additional funding may not be available to us on acceptable terms, or at all. If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce or stop operations, any of which would have a material adverse effect on our business.
We may not be able to adequately protect the proprietary technology which is the core of our business
     We consider the protection of our proprietary technology for treatment of kidney failure and congestive heart failure to be critical to our business prospects. We obtained the rights to some of our most significant patented and patent-pending technologies through a license agreement which is subject to a number of terms and conditions, and a breach or termination of that agreement could significantly impact our ability to use and develop our technologies.
We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business
     Our future operations may be subject to claims, and potential litigation, arising from our alleged breach of our intellectual property agreements or our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We may experience such claims or litigation initiated by existing, better-funded competitors. Court-ordered injunctions may prevent us from bringing new products to market, and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.
Our success will depend on our ability to retain our managerial personnel and to attract additional personnel.
     Our success will depend largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and we cannot guarantee that we will be able to attract and retain the necessary staff. The loss of members of managerial, sales or scientific staff could have a material adverse effect on our future operations and on successful development of products for our target markets. The failure to maintain our management and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee that these efforts will be successful.
     We may need to expand our finance, administrative, scientific, sales and marketing, and operations staff. There are no assurances that we will be able to make such hires. In addition, we may be required to enter into relationships with various strategic partners and other third parties necessary to our business. Planned personnel may not be adequate to support our future operations, management may not be able to hire, train, retain, motivate and manage required personnel or management may not be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we fail to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition.
We need to develop our financial and reporting processes, procedures and controls to support our anticipated growth.
     We have not historically invested significantly in our financial and reporting systems. To comply with our public reporting requirements, and manage the anticipated growth of our operations and personnel, we will be required to improve existing or implement new operational and financial systems, processes and procedures, and to expand, train and manage our employee base. Our current and planned systems, procedures and controls may not be adequate to support our future operations.
     The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission, will result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs to comply with any new rules and regulations, or if compliance can be achieved.
We cannot assure you that we will be able to complete development and obtain necessary approvals for our proposed products even if we obtain sufficient funding.
     Even if we obtain sufficient funding, no assurance can be given that we will be able to design or have designed parts necessary for the manufacture of our products or complete the development of our proposed products within our anticipated time frames, if at all. Such a situation could have a material adverse effect upon our ability to remain in business.
The success of our business will depend on our ability to develop and protect our intellectual property rights, which could be expensive.
     Patent and other proprietary rights are essential to our business. Our success depends to a significant degree on our ability to obtain and enforce patents and licenses to patent rights, both in the U.S. and in other countries. We cannot be certain that the patents that we license from others will be enforceable and afford protection against competitors. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Even if such patents are valid, we cannot guarantee that competitors will not independently develop alternative technologies that duplicate the functionality of our technology.
     We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we protect our proprietary rights to the extent possible, we cannot guarantee that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.
We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.
     Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, within the medical devices industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. Court-ordered injunctions may prevent us from bringing new products to market, and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.
We may not be able to operate as a going concern and our business may fail.
     The Independent Auditor’s Report to our audited financial statements for the period ended December 31, 2005 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report are: we are in a net loss position; we have not attained profitable operations; and we are dependent upon obtaining adequate financing to execute our business plan. If we are not able to continue as a going concern, it is likely investors will lose their investments.
We compete against other manufacturers with much greater financial resources and better established products and customer relationships, which may make it difficult for us to penetrate the market and achieve significant sales of our products.
     Our proposed products will compete directly against equipment produced by Fresenius Medical Care AG, Baxter Healthcare Corporation, Gambro AB, and others, each of which markets one or more FDA-cleared medical devices for the treatment of acute or chronic kidney failure. Each of these competitors offers products that have been in use for a longer time than our products and are more widely recognized by physicians, patients and providers. Most of our competitors have significantly more financial and human resources, more established sales, service and customer support infrastructures and spend more on product development and marketing than we do. Many of our competitors also have established relationships with the providers of dialysis therapy. Most of these companies manufacture additional complementary products enabling them to offer a bundle of products and have established sales forces and distribution channels that may afford them a significant competitive advantage.
     The market for our products is competitive, subject to change and affected by new product introductions and other market activities of industry participants, including increased consolidation of ownership of clinics by large dialysis chains. If we are successful, our competitors are likely to develop products that offer features and functionality similar to our proposed products. Improvements in existing competitive products or the introduction of new competitive products may make it more difficult for us to compete for sales, particularly if those competitive products demonstrate better safety, convenience or effectiveness or are offered at lower prices. If we are unable to compete effectively against existing and future competitors and existing and future alternative treatments and pharmacological and technological advances, it will be difficult for us to penetrate the market and achieve significant sales of our products.
We have not commissioned or obtained marketing studies which support the likelihood of success of our business plan.
     No independent studies with regard to the feasibility of our proposed business plan have been conducted by any independent third parties with respect to our present and future business prospects and our capital requirements. In addition, there can be no assurances that our products will find sufficient acceptance in the marketplace to enable us to fulfill our long and short term goals, even if adequate financing is available and our products are approved to come to market, of which there can be no assurance.
Risks Related to Our Industry
Our business will always be strictly regulated by the federal and other governments, and we cannot assure you that we will remain in compliance with all applicable regulation.
     Clinical testing, manufacture, promotion and sale of our proposed products are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

     Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution.
     Even if our proposed products are approved for market, we will be subject to continuing regulation. We will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S. including labeling regulations, GMP requirements, MDR regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA’s prohibitions against promoting products for unapproved or “off-label” uses. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on our business, financial condition and results of operations.
     In addition, failure to comply with applicable international regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. There can be no assurance that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations. Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations.
Our failure to respond to rapid changes in technology and its applications and intense competition in the medical devices industry could make our treatment system obsolete.
     The medical devices industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We may compete against companies offering alternative treatment systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development and new treatment methods. Our financial condition and operating results could be adversely affected if our medical device products fail to compete favorably with these technological developments, or if we fail to be responsive on a timely and effective basis to competitors’ new devices, applications, treatments or price strategies.
Risks Related to Our Common Stock
The sale of shares by the Selling Stockholders may significantly impact the market price of our common stock
     The effective registration and sale of shares by the selling stockholders may significantly affect the market price of our stock. The selling stockholders acquired their shares at $7.00 in a private placement on November 20 and December 13, 2006. The 4,200,050 shares provided for in this prospectus represent approximately 29% of our 14,200,050 currently outstanding shares of common stock. Because the shares are being registered on behalf of the selling stockholders, we have no control over which of the selling stockholders will actually sell all or any portion of their shares, or at what price.
     In addition, future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of outstanding options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

If a market for our common stock does not develop, our stockholders may be unable to sell their shares.
     There is currently no market for our common stock and we can provide no assurance that a market will develop. If no market is ever developed for our shares, it will be difficult for stockholders to sell their stock. In such a case, stockholders may find that they are unable to achieve benefits from their investment.
If a market for our common stock develops, our stock price may be volatile.
     If a market for our common stock develops, the price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new data, studies, products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.
A majority of our stock is controlled by a single stockholder who has the ability to substantially influence the election of directors and the outcome of matters submitted to stockholders.
     As of December 22, 2006, Consolidated National, LLC (CNL), a limited liability company whose managing member is our Chairman, directly owned 9,600,000 shares, which represent approximately 68% of our 14,200,050 shares of outstanding common stock. As a result, CNL presently and is expected to continue to have the ability to substantially influence the election of our board of directors and the outcome of all other issues submitted to our stockholders. The interests of this stockholder may not always coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial stockholder’s interest is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.
Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.
     In the event that we are required to issue any additional shares or enter into private placements to raise financing thro the sale of equity securities, investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.
Provisions in our certificate of incorporation, bylaws and Delaware law could discourage a change in control, and adversely affect existing stockholders
     Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”
     These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.
We have never paid cash dividends and do not intend to do so.
     We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Xcorporeal and other matters. Statements in this report that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Xcorporeal, wherever they occur, are necessarily estimates reflecting the best judgment of the senior management of Xcorporeal on the date on which they were made, or if no date is stated, as of the date of this report. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the “Risk Factors” described below, that may affect the operations, performance, development and results of our business. Because the factors discussed in this report could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     You should understand that the following important factors, in addition to those discussed above and in the “Risk Factors” could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:
•	our capital needs and ability to obtain financing,

•	our ability to successfully research and develop marketable products,

•	our ability to obtain regulatory approval to market and distribute our products,

•	anticipated trends and conditions in the industry in which we operate, including regulatory changes,

•	general economic conditions, and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the SEC.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to the Company or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report may not occur.
USE OF PROCEEDS
     All of our common stock being offered under this prospectus is being sold by or for the account of the selling stockholders. We will not receive any proceeds from the sale of our common stock by or for the account of the selling stockholders.
SELLING STOCKHOLDERS
     The shares of common stock being offered by the selling stockholders were sold to them in private placements on November 20 and December 13, 2006, see “Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as noted below, the selling stockholders have not had any position, office, or material relationship with us or any of our affiliates within the past three years.

     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder. The third column lists the shares of common stock being offered by this prospectus by each selling stockholder. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, and the fifth column lists the percentage of common stock owned by the selling stockholders after completion of the offering. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Theodore Abajian and Kimberley Abajian JTWROS 4664 Vintage Ranch Lane Santa Barbara, CA 93110-2079	14,286	14,286	0	0
Act Capital Partners, L.P. 992 Old Eagle School Rd., Suite 915 Wayne, PA 19087 Attn: Mr. Amir L. Ecker	70,000	70,000	0	0
Daniel V. Almeida 107 Soundview Avenue White Plains, NY 10606	3,000	3,000	0	0
Ardee Trading Corp. 3 Imperial Promenade, Suite 960 Santa Ana, CA 92707 Attn: Rowland and Jamie Day	200,000	200,000	0	0
Dean Asimos 1421 Drake Avenue Burlingame, CA 94010-4703	3,000	3,000	0	0
Aurarian Capital Partners Aurarian Offshore Ltd. 712 Fifth Ave., 39th Floor New York, NY 10019 Attn: Mr. Jason Gold	214,286	214,286	0	0
Avalon Nevada Investments, LLC 3404 Kings Hill Road Santa Rosa, CA 95404-9637	14,286	14,286	0	0
Banca del Gottardo Viale S. Franscini 8 CHJ-6900 LUGANO Attn: Ms. Barbara Gandri	35,709	35,709	0	0
Battersea Capital, Inc. 718 Lincoln Blvd., Suite 2 Santa Monica, CA 90402 Attn: Mr. Matt Lepo	30,000	30,000	0	0
Bear Sterns Sec. Corp. FBO J. Steven Emerson IRA R/OII 1522 Ensley Avenue Los Angeles, CA 90067 Attn: Mr. Steven Emerson	170,000	170,000	0	0

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Bear Stears Sec. Corp. FBO J. Steven Emerson Roth Ira 1522 Ensley Avenue Los Angeles, CA 90067 Attn: Mr. Steven Emerson	100,000	100,000	0	0
Edwin Bertolas Revocable Living Trust 217 S. Rios Avenue Solana Beach, CA 92075	10,000	10,000	0	0
Charles Bornstein 1716 Wroxton Ct. 1 Houston, TX 77005	2,000	2,000	0	0
Burlingame Family Trust 4347 Coachman Circle Westlake Village, CA 91362 Attn: Norman Burlingame	4,000	4,000	0	0
David Carlson 4613 Locust Street Bellaire, TX 77401	28,571	28,571	0	0
Bill Corbett c/o Empire Financial Group 150 California Street, 21st Floor San Francisco, CA 94111	7,143	7,143	0	0
Cindy Cowan Cowen Entertainment 8265 Sunset Blvd., Suite 205 Los Angeles, CA 90046	3,000	3,000	0	0
CPS Opportunities (3) c/o Prime Logic Capital, LLC 135 East 57th Street, 21st Floor New York, NY 10022	285,714	285,714	0	0
Cranshire 3100 Dundee Road, Suite 703 Northbrook, IL 60062 Attn: Mr. Mitchell Kopin	35,714	35,714	0	0
Phillip M. Cummins 1694 Marmont Avenue Los Angeles, CA 90069	7,143	7,143	0	0
Frank Cutler 12 Bay Island Newport Beach, CA 92661	35,714	35,714	0	0
Rowland and Jamie Day 3 Imperial Promenade, Suite 960 Santa Ana, CA 92707	200,000	200,000	0	0
Donehew Fund Ltd. Partnership Donehew Capital LLC General Partner 111 Village Parkway Bldg. 2 Marietta, GA 30067-4061	17,500	17,500	0	0
Robert D. Dransfield 4433 Druid Lane Dallas, TX 75205	2,000	2,000	0	0
Paul R. Dupee, Jr. 610 North Canon Dr. Beverly Hills, CA 90210	71,429	71,429	0	0

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Amir Ecker Act Capital Management 992 Old Eagle School Rd., Suite 915 Wayne, PA 19087	75,000	75,000	0	0
The Ecker Family Partnership Act Capital Management 992 Old Eagle School Rd., Suite 915 Wayne, PA 19087 Attn: Mr. Amir L. Ecker	20,000	20,000	0	0
Emerson Investment Group 1522 Ensley Avenue Century City, CA 90064 Attn: Mr. Steven Emerson	30,000	30,000	0	0
Europa International, Inc. KOM Capital Management, LLC 666 Fifth Avenue, Suite 3702 New York, NY 10103 Attn: Mr. Fred Knoll	71,429	71,429	0	0
Fenway Advisory Group Pension and Profit Sharing Plan 141 N. Beverly Glen Blvd. Los Angeles, CA 90077 Attn: Mr. Neil Sullivan	50,000	50,000	0	0
Richard Falk 31 Kinross Drive San Rafael, CA 94901-2419	28,571	28,571	0	0
Michael J. Flood Acordia 15303 Ventura Blvd., 7th Floor Encino, CA 91436-3077	21,500	21,500	0	0
Kenneth Freed 3291 Blackhawk Meadow Drive Danville, CA 94506	3,000	3,000	0	0
GKW Unified Holdings, LLP 9355 Wilshire Blvd., 4th Floor Beverly Hills, CA 90210 Attn: Mr. Gary K. Winnick	142,857	142,857	0	0
Rachel Glicksman 369 Lexington Ave., 4th Floor New York, NY 10017 Attn: Mr. Michael Wachs	150,000	150,000	0	0
William M. Goldbach 1099 Summer Holly Lane Encinitas, CA	2,857	2,857	0	0
GPC LXI, LLC (3) c/o Prime Logic Capital, LLC 135 East 57th Street, 11th Floor New York, NY 10022	118,857	118,857	0	0
Anthony Greenberg Ramp Rate 1462 Second Street, Suite 24 Santa Monica, CA 90401	14,286	14,286	0	0

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Robert L. Hines 3043 Guido Street Oakland, CA 94602-3518	2,000	2,000	0	0
Richard Hutton 13 Crescent Key Bellevue, WA 98006	7,143	7,143	0	0
Iroquois Master Fund, Ltd. 641 Lexington Ave., 26th Floor New York, NY 10022	35,714	35,714	0	0
Christopher D. Jennings 11100 Santa Monica Blvd. Suite 550 Los Angeles, CA 90025	9,000	9,000	0	0
JMG Capital Partners, LP 11601 Wilshire Blvd., Suite 2180 Los Angeles, CA 90025 Attn: Ms. Noelle Newton	142,857	142,857	0	0
JMG Triton Offshore Fund 11601 Wilshire Blvd., Suite 2180 Los Angeles, CA 90025 Attn: Ms. Noelle Newton	142,857	142,857	0	0
Robb A. Johnson 3668 Zenith Avenue Thousand Oaks, CA 91360	1,000	1,000	0	0
Stephen Kessler 747 Third Avenue, 25th Floor New York, NY 10017	14,285	14,285	0	0
Knoll Capital Fund II KOM Capital Management, LLC 666 Fifth Avenue, Suite 3702 New York, NY 10103 Attn: Mr. Fred Knoll	71,429	71,429	0	0
James P. Kozel 30452 Le Port Laguna Niguel, CA 92677	6,857	6,857	0	0
David Lane 2133 W. Churchill Street Chicago, IL 60647	6,857	6,857	0	0
Ned R. Laybourne 208 Knollcrest Court Martinez, CA 94553	10,000	10,000	0	0
Paul H. Lefevre 32 Moulton Road Duxbury, MA 02332-3907	14,286	14,286	0	0
Ivan Lieberburg c/o Empire Financial Group Attn: Mr. Bill Corbett 150 California Street, 21st Floor San Francisco, CA 94111	14,286	14,286	0	0
Little Bay Investment 747 Third Avenue, 25th Floor New York, NY 10017 Attn: Mr. Manuel Asensio Ms. Lorena M. Llivichuzca	70,000	70,000	0	0

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Little Wing, L.P. 747 Third Avenue, 25th Floor New York, NY 10017 Attn: Mr. Manuel Asensio Ms. Lorena M. Llivichuzca	56,700	56,700	0	0
London Family Trust P.O. Box 5232 Montecito, CA 93108 Attn: Mr. Robert London	35,714	35,714	0	0
Anthony Lowenstein 1755 Filbert Street, Apt. 1U San Francisco, CA 94123	3,571	3,571	0	0
Lee A. Maen Innovative Dining Group 8436 W. Third Street, Suite 100 Los Angeles, CA 90048	3,571	3,571	0	0
Patrick L. Mathis 505 Neely Court Alamo, CA 94507	7,143	7,143	0	0
William J. McCluskey 570 Lexington Avenue New York, NY 10022	7,143	7,143	0	0
Michael and Maureen Meehan 24 Wedgewood Drive Hawthorn Woods, IL 60047	3,571	3,571	0	0
John Randall Miller 2826 Southshire Road Highlands Ranch, CO 80126	2,000	2,000	0	0
Jan Opalski 3204 Azahar Place Carlsbad, CA 92009	7,143	7,143	0	0
Paizon Capital 7663 Fisher Island Drive Miami, FL 33109 Attn: Mr. Nicholas Lewin	35,714	35,714	0	0
John F. Pickens 1921 Spanish Oak Trail Round Rock, TX 78681-1304	3,571	3,571	0	0
Brock Pierce 666 71st St. Miami Beach, Fl.	71,429	71,429	0	0
Nick Pologeorgis 143 W. 29th Street New York, NY 10001	2,000	2,000	0	0
Jessie Prater 336 Waterwind Circle San Ramon, CA 94583	2,000	2,000	0	0
Prime Logic Capital, LLC (3) 135 East 57th Streett, 11th Floor New York, NY 10022	24,000	24,000	0	0
Steve and Susan Rade Liquid Limited Partnership 1840 County Line Road Huntington Valley, PA 19006	50,000	50,000	0	0

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Reich Consulting International, Ltd. 224 West 30th Street, Suite 705 New York, NY 10001	2,000	2,000	0	0
Conrad Riggs The Brentwood Mgmt Group 11812 San Vicente Blvd., Suite 200 Los Angeles, CA 90049	7,200	7,200	0	0
Rockmore Investment Master Fund Ltd. Rockmore Capital 150 East 58th Street, 28th Floor New York, NY 10155 Attn: Anya Sigalow	35,714	35,714	0	0
David S. Ross 2792 Brands Hatch Court Henderson, NV 89052-4398	2,000	2,000	0	0
Hilltop Holding Company, L.P. SIAR Capital 660 Madison Avenue, 15th Floor New York, NY 10021 Attn: Mr. Jack Silver	107,143	107,143	0	0
Amir Safakish 12780 Bravo Court San Martin, CA 95046	2,000	2,000	0	0
Kenneth T. Shell 526 Kingwood Dr. Apt. 315 Kingwood, TX 77339	7,143	7,143	0	0
M. Carol Shumate 413 Deming Road Chapel. Hill, NC 27514	3,571	3,571	0	0
Frank D. Smith 1713 Driskill Drive Irving, TX 75058	10,714	10,714	0	0
James Gordon Smith 30 Owl Hill Road Monroe, CT 06468	4,285	4,285	0	0
Kevin Smith 1121 Chestnut Avenue Wilmette, IL 60091	14,286	14,286	0	0
Steven B. Solomon 5420 LBJ Freeway Lincoln Center Two, Suite 1600 Dallas, TX 75240	50,000	50,000	0	0
John A. and Beth Anne Stanley 1095 Winding River Road Vero Beach, FL 32963	14,286	14,286	0	0
Jeff and Katherine Stockdale, JTROS 522 N. Green Ridge Drive Liberty Lake, WA 99019	4,000	4,000	0	0
Stoler Family Trust 2 Sudan Lane San Carlos, CA 94070	8,000	8,000	0	0

		Maximum Number of Shares		Percentage
	Number of Shares Owned	to be Sold Pursuant to this	Number of Shares Owned	of Shares Owned
Name of Selling Stockholder	Prior to Offering	Prospectus	After Offering(1)	After Offering(1)
Sunrise Equity Partners, L.P. 641 Lexington Avenue, 25th Floor New York, NY 10022 Attn: Marilyn S. Adler, Partner	71,429	71,429	0	0
Robert Sweikert 120 West Holland Street Washington, IL 61571	5,000	5,000	0	0
Trade Winds Fund, Ltd. 747 Third Avenue, 25th Floor New York, NY 10017 Attn: Mr. Manuel Asensio Ms. Lorena M. Llivichuzca	13,300	13,300	0	0
TLP Partners, Ltd. 16323 Perry Pass Court Spring, TX 77379	7,000	7,000	0	0
STA Finance & Investment LLC 9355 Wilshire Boulevard, 4th Floor Beverly Hills, CA 90210 Attn: Drew Schaefer	100,000	100,000	0	0
Sara L. Tschumper 12422 203rd Avenue NE Woodinville, WA 98077	2,000	2,000	0	0
Trinad Capital Master Fund, Ltd. (3) 2121 Avenue of the Stars, Suite 1652 Los Angeles, CA 90067 Attn: Mr. Robert Ellin	357,143	357,143	0	0
UBS Securities LLC FBO Amir L. Ecker IRA c/o Act Capital Management 992 Old Eagle School Rd., Suite 915 Wayne, PA 19087 Attn: Mr. Amir L. Ecker	50,000	50,000	0	0
Gordon J. Weiss 352 Boxberger Road Valley Cottage, NY 10989	2,000	2,000	0	0
Steven Winick 4 Embarcadero Center, 17th Floor San Francisco, CA 94111	2,000	2,000	0	0
Worthington Growth L.P. 262 Harbor Drive, 4th Floor Stamford, CT 06902 Attn: Mr. Cliff Henry	14,286	14,286	0	0
Steven D. Wright 5565 Parker Drive Mariposa, CA 95338	2,000	2,000	0	0
Percy Yang 2568 Lakeview Drive San Leandro, CA 94577	2,000	2,000	0	0
Zeke, L.P. 1235 Westlakes Drive, Suite 400 Berwin, PA 19312-2416 Attn: Mr. Edward N. Antoian	142,857	142,857	0	0

*	Less than one percent.

(1)	Assumes the sale of all shares of common stock listed in this prospectus.

(2)	These shares are owned directly by Trinad Capital Master Fund, Ltd. (the “Master Fund”). These shares may be deemed to be beneficially owned by Trinad Management, LLC, the investment manager of the Master Fund and Trinad Capital LP; a controlling stockholder of the Master Fund; Trinad Advisors GP, LLC, the general partner of Trinad Capital LP; and Jay Wolf, a director of the issuer and a managing director of Trinad Management, LLC and a managing director of Trinad Advisors GP, LLC. Mr. Wolf disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(3)	These shares may be deemed to be beneficially owned by Prime Capital, the investment manager of the stockholder, and Marc Cummins, a director of the issuer and a managing partner of Prime Capital. Mr. Cummins disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.
PLAN OF DISTRIBUTION
     We are registering shares of our common stock to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale

•	in the over-the-counter market

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market

•	through the writing of options, whether such options are listed on an options exchange or otherwise

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account

•	via an exchange distribution in accordance with the rules of the applicable exchange

•	through privately negotiated transactions

•	through short sales

•	in sales pursuant to Rule 144

•	through broker-dealers who may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share

•	via a combination of any such methods of sale

•	in any other method permitted pursuant to applicable law
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
DESCRIPTION OF CAPITAL STOCK
     The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock
     We are authorized to issue 40,000,000 shares of common stock, $0.0001 par value. The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of common stock are fully paid and non-assessable. As of December 22, 2006, there are 14,200,050 shares of our common stock issued and outstanding.
Preferred Stock
     Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, $0.0001 par value, in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control without further action by our stockholders. As of the date of this prospectus, there are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
LEGAL MATTERS
     The legality of the common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP. As of the date of this prospectus, Greenberg Traurig owned no shares of our common stock or other securities. An attorney with Greenberg Traurig holds a warrant to purchase up to 200,000 shares of our common stock.
MATERIAL CHANGES
     There have been no material changes since the filing of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, and our Quarterly Report for the quarter ended September 30, 2006, which have not been reported in a Current Report on Form 8-K.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The following documents are specifically incorporated by reference into this prospectus:
(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2006;

(3)	Our Current Reports on Form 8-K filed with the SEC on September 1, October 13, November 27, December 1, and December 18, 2006;

(4)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above; and

(5)	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.
     We will provide each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:

Investor Relations
Xcorporeal, Inc.
11400 W. Olympic Blvd., Suite 200
Los Angeles, California 90064
(310) 738-5138
     We electronically file reports, proxy and information statements and other information with the Securities and Exchange Commission. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the various costs and expenses payable by the registrant in connection with the sale of the common stock being registered. Any broker-dealer discounts and commissions will be payable by the selling stockholders. Except for the SEC registration fee, all the amounts shown are estimates.

SEC Registration Fee	$3,146
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Printing and related expenses	1,854
Miscellaneous	—

Total	$20,000

Item 15. Indemnification of Officers and Directors
     Under Section 145 of the General Corporation Law of the State of Delaware, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Certificate of Incorporation and the Bylaws of the registrant provide that the registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the registrant. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
     The registrant maintains a policy of directors and officers liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.
Item 16. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Form 10-Q filed on November 17, 2006)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 of the registrant’s Form 10-Q filed on November 17, 2006)

4.1	Form of Common Stock certificate

4.2	Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 of the registrant’s Form 8-K filed on November 27, 2006)

4.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the registrant’s Form 8-K filed on November 27, 2006)

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Amisano Hanson, Chartered Accountants, Independent Registered Public Accounting Firm

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature page hereof)

Item 17. Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such financial information.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and the registrant will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 22nd day of December 2006.

XCORPOREAL, INC.
By:	/s/ DANIEL S. GOLDBERGER
Daniel S. Goldberger, President (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terren S. Peizer and Daniel S. Goldberger, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ TERREN S. PEIZER Terren S. Piezer	Chairman of the Board of Directors	December 22, 2006

/s/ DANIEL S. GOLDBERGER Daniel S. Goldberger	President, Chief Operating Officer, and Chief Financial Officer (Principal Executive Officer, Principal Financial and Accounting Officer)	December 22, 2006

/s/ MARC G. CUMMINS Marc G. Cummins	Director	December 22, 2006

/s/ VICTOR GURA, M.D. Victor Gura, M.D.	Director	December 22, 2006

/s/ HERVÉ DE KERGROHEN, M.D. Hervé de Kergrohen, M.D.	Director	December 22, 2006

/s/ JAY A. WOLF Jay A. Wolf	Director	December 22, 2006

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Form 10-Q filed on November 17, 2006)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 of the registrant’s Form 10-Q filed on November 17, 2006)

4.1	Form of Common Stock certificate

4.2	Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 of the registrant’s Form 8-K filed on November 27, 2006)

4.3	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the registrant’s Form 8-K filed on November 27, 2006)

5.1	Opinion of Greenberg Traurig, LLP

23.1	Consent of Amisano Hanson, Chartered Accountants, Independent Registered Public Accounting Firm

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature page hereof)